SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                (Amendment No. )




Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

   [ ]  Preliminary Proxy Statement

   [ ]  Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

   [X]  Definitive Proxy Statement

   [ ]  Definitive Additional Materials

   [ ]  Soliciting Material Pursuant to ss.240.14a-12

                             COMMERCE BANCORP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                       N/A
     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required.

    [ ]  Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and
0-11.

          (1)Title of each class of securities to which transaction applies:

                  N/A
             --------------------
          (2)Aggregate number of securities to which transaction applies:

                  N/A
             --------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  N/A
             --------------------
          (4) Proposed maximum aggregate value of transaction:

                  N/A
             --------------------

          (5) Total fee paid:

                  N/A
             --------------------

    [ ]  Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

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         (2) Form, Schedule or Registration Statement No.:

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         (4) Date Filed:

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




                             COMMERCE BANCORP, INC.





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



         NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of Commerce Bancorp, Inc. ("Bancorp") will be held at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, on Tuesday, May 20, 2003, at 5:30 P.M., local time to consider and act upon the following matters as more fully described in the annexed proxy statement:

          1.   To elect directors;

          2. To approve amendments to the Bancorp 1998 Stock Option Plan for Non-Employee Directors that will (i) increase the number of shares issuable under this plan by 500,000 shares and (ii) extend the time period for which options may be granted under this plan by five years; and

          3. To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The board of directors has fixed April 1, 2003 as the record date for determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.

         You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign and date the enclosed proxy and promptly return it in the envelope provided for that purpose.



                                            By Order of the Board of Directors



                                            ROBERT C. BECK,
                                            Secretary



April 21, 2003

                             COMMERCE BANCORP, INC.
                                 COMMERCE ATRIUM
                               1701 ROUTE 70 EAST
                       CHERRY HILL, NEW JERSEY 08034-5400

                                 PROXY STATEMENT

         This Notice of Annual Meeting, proxy statement and enclosed proxy are being furnished to shareholders of Commerce Bancorp, Inc. ("Bancorp") in conjunction with the solicitation of proxies by the board of directors of Bancorp for use at Bancorp's 2003 Annual Meeting of Shareholders to be held on Tuesday, May 20, 2003, at 5:30 P.M., local time, at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, (the "Annual Meeting"), and at any adjournment or postponement thereof. The approximate date upon which this proxy statement and the accompanying form of proxy will be first sent, given or otherwise made available to Bancorp's shareholders is April 21, 2003.

         The expense of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp may engage the services of a proxy soliciting firm. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Bancorp common stock they hold of record, upon request of such recordholders.

         The board of directors of Bancorp has fixed the close of business on April 1, 2003, as the date for determining holders of record of Bancorp common stock entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 68,797,955 shares of Bancorp common stock outstanding. Each holder of Bancorp common stock is entitled to cast one vote for each share held of record on that date.

         The holders of a majority of the aggregate outstanding shares of Bancorp common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the New Jersey Business Corporation Act ("NJBCA"), abstentions and broker non-votes (described below) will be counted for the purpose of determining whether a quorum is present.

         Under the NJBCA, abstentions or a withholding of authority are not counted as votes cast for the purpose of electing directors and, therefore, will have no effect on the outcome of the vote on the election of directors at the Annual Meeting. However, under applicable New York Stock Exchange ("NYSE") rules, abstentions will be counted as votes cast for the purpose of approving the amendments to the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan") and, therefore, will have the legal effect of an "AGAINST" vote in connection with the vote on such amendments at the Annual Meeting.

         Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the applicable stock exchange or other organization of which they are members. Members of the NYSE are permitted to vote their clients' shares in their own discretion as to the election of directors and certain other "routine" matters (presently including the proposed amendments to the 1998 Plan) if the clients have not timely furnished voting instructions prior to the Annual Meeting. However, if a presently proposed NYSE rule shall become effective as of the date of the Annual Meeting, brokers will not be permitted to vote their clients' shares without obtaining voting instructions with respect to the amendments to the 1998 Plan because such amendments may be deemed to be material. When a broker votes a client's shares on some but not all of the proposals at a meeting, the omitted votes are referred to as "broker non-votes." Broker non-votes are not counted as votes cast.

         If the enclosed form of proxy is properly marked, signed, and returned in time to be voted at the Annual Meeting and not revoked, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of all nominees for director and "FOR" the approval of the amendments to the 1998 Plan.

         Any Bancorp shareholder giving a proxy may revoke it at any time before it is voted by (i) giving written notice of such revocation, signed in the same manner as the proxy, to Bancorp's Secretary, (ii) executing a new proxy and returning it to the Secretary of Bancorp prior to the voting of the first proxy at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

Common Stock

         The following table sets forth, as of April 1, 2003, the beneficial ownership of Bancorp's common stock by (i) each person who is known by Bancorp to be the beneficial owner of more than 5% of Bancorp's common stock, (ii) each director and nominee for director of Bancorp, (iii) each of the executive officers of Bancorp named in the Summary Compensation Table and (iv) all the directors and executive officers of Bancorp as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The address of Mr. Hill is c/o Commerce Bancorp, Inc., Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey 08034.


                     Name of                               Number of Shares                        Percent of
               Beneficial Owner or                           Beneficially                            Class
                Identity of Group                            Owned(1) (2)                  Beneficially Owned(1) (2)
--------------------------------------------------        --------------------             ---------------------------
Robert C. Beck...................................                394,346(3)                          *
Jack R Bershad...................................                135,085(4)                          *
Joseph E. Buckelew...............................                654,572(5)                          *
Donald T. DiFrancesco............................                  8,440(6)                          *
Vernon W. Hill, II...............................              3,576,221(7)                          5.05%
Morton N. Kerr...................................                 50,710(8)                          *
Steven M. Lewis..................................                502,016(9)                          *
George E. Norcross, III..........................              1,022,355(10)                         1.47%
Daniel J. Ragone.................................                203,107(11)                         *
William A. Schwartz, Jr..........................                 83,840(12)                         *
Joseph T. Tarquini, Jr...........................                551,150(13)                         *
Frank C. Videon, Sr..............................                207,839(14)                         *
Dennis M. DiFlorio...............................                792,168(15)                         1.14%
Robert D. Falese, Jr.............................                410,152(16)                         *
Peter M. Musumeci, Jr............................                467,449(17)                         *
All Directors, and Executive Officers
     of Bancorp, as a Group (18 Persons).........              9,607,995(18)                        13.03%
FMR Corp.
     82 Devonshire Street
     Boston, MA 02109............................              6,542,552(19)                         9.51%
Gilder, Gangon, Howe & Co. LLC
     1775 Broadway, 26th Floor
     NY, NY 10019................................              4,295,181(20)                         6.24%
-----------------------------
* less than 1%

(1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Securities and Exchange Commission ("SEC") and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after April 1, 2003. Shares subject to outstanding stock options which an individual has the right to acquire within 60 days after April 1, 2003 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

(2) The figures in these columns do not reflect the shares of Bancorp common stock issuable upon the conversion of the 5.95% Convertible Trust Preferred Securities (the "trust preferred securities") issued by Commerce Capital Trust II on March 11, 2002. Messrs. Bershad, Buckelew, DiFlorio, Hill, Ragone and Videon beneficially own 3,000, 10,000, 2,000, 8,000, 2,000 and 8,000 trust preferred securities, respectively, and the directors and executive officers of Bancorp, as a group (18 persons), beneficially own 35,000 trust preferred securities. Each trust preferred security is convertible at any time on or after the occurrence of the events described below and prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of repayment of such trust preferred security, whether at stated maturity (i.e. March 11, 2032) or upon redemption, at the option of the holder thereof, into shares of Bancorp common stock at an initial conversion ratio of 0.9478 shares of Bancorp common stock for each trust preferred security, subject to adjustment under certain circumstances. The trust preferred securities are convertible into shares of Bancorp common stock if: (a) the closing sale price of Bancorp common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter beginning with the quarter ending June 30, 2002 is more than 110% of the trust preferred securities conversion price then in effect on the last day of such calendar quarter, (b) the assigned credit rating by Moody's of the trust preferred securities is at or below Bal, (c) the trust preferred securities are called for redemption (which may occur on or prior to March 11, 2032), or (d) specified corporate transactions have occurred as set forth in the Indenture dated March 11, 2002 between Bancorp and The Bank of New York, as Debenture Trustee. The trust preferred securities are not currently convertible.

(3) Includes 1,108 shares of Bancorp common stock held by Mr. Beck's wife and 98,658 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(4) Includes 29,356 shares of Bancorp common stock held by Mr. Bershad's wife and 64,206 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(5) Includes 158,488 shares of Bancorp common stock held by Mr. Buckelew's wife, 4,778 shares of Bancorp common stock held by Buckelew & Lane
     Investments,  3,273  shares  of  Bancorp  common  stock  allocated  to  Mr.
     Buckelew's account under Bancorp's 401(k) Plan and 150,000 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's Employee Plans, as defined on page 15. Mr. Buckelew is a partner of Buckelew & Lane Investments.

(6) Includes 1,826 shares of Bancorp common stock held jointly with Mr. DiFrancesco's wife, 614 shares of Bancorp common stock held by Mr. DiFrancesco's wife and 5,000 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's 1998 Stock Option Plan for Non-Employee Directors.

(7) Includes 103,680 shares of Bancorp common stock held by Site Development Inc., 43,936 shares of Bancorp common stock held by Mr. Hill's wife, 145,542 shares of Bancorp common stock held by S. J. Dining, Inc., 148,666 shares of Bancorp common stock held by U.S. Restaurants, Inc., 116,621 shares of Bancorp common stock held by J.V. Properties, 35,748 shares of Bancorp common stock held by InterArch, Inc., 154,904 shares held by InterArch, Inc. Profit Sharing Plan, 122,786 shares of Bancorp common stock held by the Hill Family Trust, 111,688 shares held by the Hill Family Foundation, 4,410 shares of Bancorp common stock held by Galloway National Golf Club and 36,641 shares of Bancorp common stock allocated to Mr. Hill's account under Bancorp's 401(k) Plan. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust, a trustee of the Hill Family Foundation, and a principal equity holder of Galloway National Golf Club. InterArch, Inc., is a company owned by Mr. Hill's wife and Mrs. Hill is a trustee of the InterArch, Inc. Profit Sharing Plan. This amount also includes 1,972,214 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Hill under Bancorp's Employee Plans.

(8) Includes 45,710 shares of Bancorp common stock held by the Markeim-Chalmers, Inc. Pension Plan and 5,000 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's 1998 Stock Option Plan for Non-Employee Directors. Mr. Kerr is a trustee of the Markeim-Chalmers, Inc. Pension Plan.

(9) Includes 18,104 shares of Bancorp common stock held jointly with Mr. Lewis' wife, 145,542 shares of Bancorp common stock held by S. J. Dining, Inc., 148,666 shares of Bancorp common stock held by U.S. Restaurants, Inc. and 62,826 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Lewis under

     Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 12,656 shares of Bancorp common stock held in trust for Mr. Lewis' minor children.

(10) Includes 331,889 shares of Bancorp common stock held jointly with Mr. Norcross' wife, 1,250 shares of Bancorp common stock held by Mr. Norcross' wife, 634 shares of Bancorp common stock held as custodian for Mr. Norcross' minor children, 157,490 shares of Bancorp common stock held under a grantor trust for Mr. Norcross' minor children, 15,451 shares of Bancorp common stock allocated to Mr. Norcross's account under Bancorp's 401(k) Plan and 516,808 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Norcross under Bancorp's Employee Plans.

(11) Includes 51,866 shares of Bancorp common stock held by Mr. Ragone's wife, 19,025 shares of Bancorp common stock held jointly with Mr. Ragone's wife and 64,152 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Ragone under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(12) Includes 6,623 shares of Bancorp common stock held by Mr. Schwartz's wife, 27,445 shares of Bancorp common stock held jointly with Mr. Schwartz's wife and 47,386 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Schwartz under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(13) Includes 454,328 shares of Bancorp common stock held by JCT Associates, L.P., 4,696 shares of Bancorp common stock held by The Tarquini Foundation and 92,126 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Tarquini under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Tarquini is the General Partner of JCT Associates, L.P., and a trustee of The Tarquini Foundation.

(14) Includes 49,772 shares of Bancorp common stock held jointly with Mr. Videon's wife, 18,187 shares of Bancorp common stock held by Mr. Videon's wife, 15,709 shares held by the Frank C. Videon, Inc., Profit Sharing Trust, 9,080 shares of Bancorp common stock held by the Videon Chevrolet Profit Sharing Plan, 32,883 shares of Bancorp common stock held by the Videon Dodge, Inc. Employee Profit Sharing Trust, 17,551 shares of Bancorp common stock held by the Frank C. Videon Funeral Home Profit Sharing Plan, 26,919 shares of Bancorp common stock held in Trust for Mr. Videon's grandchildren and 37,738 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Videon under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Videon is a trustee for each of the above-referenced Plans and/or Trusts.

(15) Includes 25,638 shares held by Mr. DiFlorio's wife, 644,056 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. DiFlorio under Bancorp's Employee Plans and 17,231 shares of Bancorp common stock allocated to Mr. DiFlorio's account under Bancorp's 401(k) Plan.

(16) Includes 280,066 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Falese under Bancorp's Employee Plans, 10,001 shares of Bancorp common stock allocated to Mr. Falese's account under Bancorp's 401(k) Plan, 1,930 shares of Bancorp common stock held by Mr. Falese's wife and 903 shares of Bancorp common stock held jointly with Mr. Falese's wife.

(17) Includes 194,435 shares of Bancorp common stock held jointly with Mr. Musumeci's wife, 5,320 shares held by the Peter/Linda Musumeci Foundation, 238,266 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Musumeci under Bancorp's Employee Plans and 28,774 shares of Bancorp common stock allocated to Mr. Musumeci's account under Bancorp's 401(k) Plan. Mr. Musumeci is a trustee of the Peter/Linda Musumeci Foundation.

(18) Includes an aggregate of 4,934,946 shares of Bancorp common stock issuable upon the exercise of stock options granted to directors and executive officers of Bancorp under Bancorp's 1989 and 1998 Stock Option Plans for Non- Employee Directors and Bancorp's Employee Plans.

(19) Based upon a Schedule 13G filed with the SEC on February 13, 2003, the shares of Bancorp common stock shown in the table as beneficially owned by FMR Corp. are beneficially owned as follows: Fidelity Management & Research Company, 5,451,859 shares; Fidelity Management Trust Company, 544,180 shares; Fidelity International Limited, 536,885 shares and Geode Capital Management, LLC, 9,628 shares. According to the Schedule 13G, FMR

     Corp. and related entities have sole voting power over 1,077,043 shares and sole dispositive power over 6,542,552 shares of the shares reported as beneficially owned. The Schedule 13G indicates that Edward C. Johnson 3d, Chairman and a shareholder of FMR Corp. and Abigail Johnson, a director and a shareholder of FMR Corp., may also be considered beneficial owners of these shares.

(20) Based upon a Schedule 13G filed with the SEC on February 12, 2003, the shares of Bancorp common stock shown in the table as beneficially owned by Gilder, Gagnon, Howe & Co. LLC are beneficially owned as follows: shares held in customer accounts, 3,623,871; shares held in accounts owned by the partners and their families; 641,585, and shares held in the profit-sharing plan, 29,725. According to the Schedule 13G, Gilder, Gagnon, Howe & Co. has the sole voting power over 29,725 shares and shared dispositive power over 4,295,181 shares of the shares reported as beneficially owned.

                              ELECTION OF DIRECTORS

         The bylaws of Bancorp provide that Bancorp's business shall be managed by a board of not less than five nor more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full board of directors. The board of directors by resolution has set at twelve the number of persons to be elected to the board of directors at the Annual Meeting.

         Pursuant to the NJBCA, the election of directors will be determined by a plurality vote and the twelve nominees receiving the most "FOR" votes will be elected. Shares may be voted "FOR" or withheld from each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors.

         The board of directors unanimously recommends a vote "FOR" the election as directors of the nominees named herein.

         The board of directors has designated the twelve persons listed below to be nominees for election as directors. All of the nominees are currently members of the board, and each of them has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the board of directors may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Unless directed otherwise, the persons named on the enclosed proxy intend to vote such proxy "for" the election of the listed nominees or, in the event of the inability of any of the nominees to serve for any reason, for the election of such other person as the board of directors may designate to fill the vacancy. Directors of Bancorp hold office for one year and until their respective successors have been duly elected and qualified.

         The following information regarding Bancorp's nominees is based, in part, on information furnished by the nominees.

                        Name                            Age                  Positions with Bancorp and Subsidiaries
-------------------------------------------------    -------    --------------------------------------------------------------------
Vernon W. Hill, II..............................         57     Chairman and President of Bancorp; Chairman and President of
                                                                Commerce NJ; Chairman of Commerce PA, Commerce Shore, Commerce
                                                                North and Commerce Delaware
Robert C. Beck..................................         67     Secretary and Director of Bancorp and Commerce NJ
Jack R Bershad..................................         72     Director of Bancorp and Commerce NJ
Joseph E. Buckelew..............................         74     Director of Bancorp, Commerce NJ and Commerce Shore; President of
                                                                Commerce Shore; Vice Chairman of Commerce Insurance Services, Inc.
Donald T. DiFrancesco...........................         58     Director of Bancorp and Commerce NJ
Morton N. Kerr..................................         72     Director of Bancorp and Commerce NJ
Steven M. Lewis.................................         53     Director of Bancorp and Commerce NJ
George E. Norcross, III.........................         47     Director of Bancorp and Commerce NJ; Chairman and Chief Executive
                                                                Officer of Commerce Insurance Services, Inc.
Daniel J. Ragone................................         75     Director of Bancorp and Commerce NJ
William A. Schwartz, Jr.........................         62     Director of Bancorp and Commerce NJ
Joseph T. Tarquini, Jr..........................         67     Director of Bancorp and Commerce NJ
Frank C. Videon, Sr.............................         80     Director of Bancorp and Commerce NJ


         Mr. Hill, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Chairman and/or President of Commerce NJ since 1973 and Chairman and President of Bancorp since 1982. Mr. Hill has been Chairman of Commerce PA from June 1984 to June 1986 and from January 1987 to the present, Chairman of

Commerce Shore since January 1989, Chairman of Commerce North since January 1997 and Chairman of Commerce Delaware since October 1999.

         Mr. Beck, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Secretary of Commerce NJ since 1973 and Secretary of Bancorp since 1982. Mr. Beck has been a partner of the law firm of Parker, McCay & Criscuolo, Marlton, New Jersey, since 1987.

         Mr. Bershad, a director of Bancorp and Commerce NJ since 1987, is a retired partner of the law firm of Blank Rome LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, and was a partner in such firm from 1964 to 2002.

         Mr. Buckelew, a director of Bancorp since November 1996, Commerce Shore since 1993 and Commerce NJ since June 1997, has been Vice Chairman of Commerce Insurance Services, Inc. since November 2000 and President of Commerce Shore since 1998. Mr. Buckelew was Chairman of Commerce Insurance Services, Inc. from November 1996 through November 2000.

         Mr. DiFrancesco, a director of Bancorp and Commerce NJ since March 2002, was the Acting Governor of New Jersey from January 31, 2001 through January 8, 2002, served as the President of the New Jersey Senate from 1992 through January 31, 2001 and has been a partner in the law firm of DiFrancesco, Bateman, Coley, Yospin, Kunzman, Davis & Lehrer, P.C., Warren, New Jersey, from 1992 through January 31, 2001 and from January 8, 2002 to present.

         Mr. Kerr, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Chairman of Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, a real estate company, since 1965 and Markeim-Chalmers, Inc., Appraisal Firm, Cherry Hill, New Jersey, from 1965 through August 1, 2002 on which date Mr. Kerr resigned from the appraisal company and divested his interest in such company.

         Mr. Lewis, a director of Bancorp and Commerce NJ since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania, since 1985 and President of S. J. Dining, Inc., Blue Bell, Pennsylvania, since 1986.

         Mr. Norcross, a director of Bancorp and Commerce NJ since March 2002, has been the Chairman and Chief Executive Officer of Commerce Insurance Services, Inc. since November 2000. Mr. Norcross was the President and Chief Executive Officer of Commerce Insurance Services, Inc. from November 1996 through November 2000.

         Mr. Ragone, a director of Commerce NJ since 1981 and Bancorp since 1982, was the former Chairman and/or President of Ragone, Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, and its predecessor firms from 1960 to 1996.

         Mr. Schwartz, a director of Bancorp and Commerce NJ since June 1997, has been Chairman, President and Chief Executive Officer of U.S. Vision, Inc., Glendora, New Jersey, an optical retailer, or its predecessor firms, since 1967.

         Mr. Tarquini, a director of Commerce NJ since 1973 and Bancorp since 1982, was the Chairman and/or President of The Tarquini Organization, A.I.A., Camden, New Jersey, from 1980 to 2000.

         Mr. Videon, a director of Bancorp and Commerce NJ since June 1997, was the owner of Frank C. Videon Funeral Home, Broomall, Pennsylvania, from 1982 to 2002. Mr. Videon currently serves as a consultant to the Frank C. Videon Funeral Home.

Director Compensation

         Directors of Bancorp and Commerce NJ were paid an annual fee of $20,000 plus $1,000 for each meeting of the board of directors and committee meeting attended in 2002 and will be paid an annual fee of $25,000 and a meeting fee of $1,000 for each meeting of the board of directors and committee meeting attended in 2003. When meetings of the board of directors of Bancorp and Commerce NJ occur on the same day, only one fee is paid. In addition, beginning in 2003, the Chairman of the Audit Committee and the Chairman of the Nominating and Governance Committee will each receive an additional annual fee of $25,000 and the Chairman of the Compensation Committee will receive an additional annual fee of $12,500. Directors of Commerce PA, Commerce Shore, Commerce North and Commerce Delaware were paid a fee of $500 for each meeting of the board of directors and committee meeting attended in 2002 and will be paid the same meeting fee for each meeting of the board of directors and committee meeting attended in 2003. No fees are paid to directors who are also officers of Bancorp or its subsidiaries. Each director of Bancorp is provided with $100,000 of permanent life insurance.

         A retirement plan for Bancorp's directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends ("outside director"), provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Bancorp board or upon such director's disability, payments equal to the highest 1099 Compensation (as such term is defined in the plan) in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Bancorp board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's 1099 Compensation at the time of the director's termination of board service and the highest 1099 Compensation in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 15 of this proxy statement. This plan became effective January 1, 1993, as amended.

1989 and 1998 Stock Option Plans For Non-Employee Directors

         Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 641,379 shares of Bancorp common stock (as adjusted for all stock splits and dividends through April 1, 2003) by members of the boards of directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan. No further options may be granted under the 1989 Plan. As of April 1, 2003, options to purchase 80,114 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) were outstanding under the 1989 Plan.

         Effective June 29, 1998 (and as amended in 1998), Bancorp adopted the 1998 Plan which provides for the purchase of a total of not more than 1,102,500 shares of Bancorp common stock (as adjusted for all stock splits and dividends through April 1, 2003) by members of the boards of directors of Bancorp or its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations. Options may be granted under the 1998 Plan through June 29, 2003. Under the 1998 Plan, members of the boards of directors of Bancorp or its current and future subsidiary corporations (i.e., any corporation in which Bancorp owns, directly or indirectly, fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of election or reelection of such director) who are not also employees of Bancorp or its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations are entitled to receive options to purchase Bancorp common stock. Options granted prior to January 1, 2003, pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1998 Plan.

Options granted after January 1, 2003 pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant and then are exercisable ratably over four years or (ii) a "change in control" of Bancorp. As of April 1, 2003, options to purchase 1,100,124 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) had been granted under the 1998 Plan and 2,376 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) were available for issuance under the 1998 Plan. SEE "APPROVAL OF AMENDMENTS TO THE 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS."

         Both the 1989 Plan and 1998 Plan are administered by the board of directors of Bancorp, including non-employee directors. Options granted under the 1989 Plan and/or 1998 Plan are not "incentive stock options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended. Option prices are intended to equal 100% of the fair market value of Bancorp's common stock on the date of option grant. The board of directors of Bancorp, in their sole discretion, may grant options under the 1998 Plan to non-employee directors or to other persons who are not employees of Bancorp or its subsidiaries and determine the number of shares subject to each option, the rate of option exercisability, and subject to certain limitations, the option price and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 1989 Plan and/or 1998 Plan expire ten years after the date they are granted. For the year ended December 31, 2002, options to purchase the following shares of Bancorp common stock were granted to the following Bancorp directors under the 1998 Plan: Messrs. Beck, 5,000; Bershad, 5,000; DiFrancesco, 5,000; Kerr, 5,000; Lewis, 5,000; Ragone, 5,000; Schwartz, 5,000;
Tarquini, 5,000; and Videon, 5,000. Such options were not exercisable in 2002.

Meetings and Committees of the Board of Directors

         During 2002, there were 12 meetings of the board of directors of Bancorp. The board of directors of Bancorp has established an Audit Committee, an Oversight Committee, a Compensation Committee and a Nominating and Governance Committee. In addition, each of Bancorp's five subsidiary banks, Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce Bank/Pennsylvania, N.A., Devon, Pennsylvania ("Commerce PA"), Commerce Bank/Shore, N.A., Toms River, New Jersey ("Commerce Shore"), Commerce Bank/Delaware, N.A., Wilmington, Delaware ("Commerce Delaware") and Commerce Bank/North, Ramsey, New Jersey ("Commerce North") has various committees of their respective boards.

         Information with respect to the committees of the board of directors of Bancorp is set forth below.

         Audit Committee

         The Audit Committee reviews the financial statements, accounting procedures and methods employed in connection with audit programs of Bancorp and its wholly-owned subsidiary banks. It serves as the principal liaison between the board of directors and Bancorp's independent auditors. This committee engages Bancorp's independent auditors and approves the professional services provided by the independent auditors. The Audit Committee also reviews the independence of the Company's independent auditors. Daniel J. Ragone, Chairman, Frank C. Videon, Sr. and Joseph T. Tarquini, Jr. are the current members of the Audit Committee. During 2002, there were four meetings of the Audit Committee. Bancorp's board of directors adopted an Audit Committee Charter on May 16, 2000, a copy of which was attached as Appendix A to the proxy statement relating to the 2001 Annual Meeting of Shareholders. Each member of the Audit Committee is independent under applicable NYSE listing standards.

         Oversight Committee

         The Oversight Committee, which is comprised of independent, non-employee directors, reviews compliance matters at Bancorp and its banking subsidiaries, and reports to Bancorp's Audit Committee. Daniel J. Ragone, Frank
C. Videon, Sr., Joseph T. Tarquini, Jr., Joseph A. Haynes (Director of Commerce North) and Daniel M. Monroe (Director of Commerce Shore) are the current members of the Oversight Committee. During 2002, there were four meetings of the Oversight Committee.

         Compensation Committee

         The  Compensation   Committee,   which  is  comprised  of  independent,
non-employee directors, reviews and recommends the compensation of Bancorp's Chief Executive Officer and the policies regarding compensation of Bancorp's and its subsidiaries other executive officers, and administers Bancorp's Employee Plans. Morton N. Kerr, Chairman, Daniel J. Ragone and Jack R Bershad are the current members of the Compensation Committee. During 2002, there was one meeting of the Compensation Committee. The report of the Compensation Committee with respect to 2002 compensation is set forth on page 20 of this proxy statement.

         Nominating and Governance Committee

         In August 2002, Bancorp established a Nominating and Governance Committee, which is comprised of independent non-employee directors. The Nominating and Governance Committee considers and recommends to the board of directors nominees for election to the board of directors. The committee also is charged with developing corporate governance guidelines for Bancorp and recommending to the board of directors corporate governance practices generally. The committee, like the full board and management, is aware of the significance of the recently enacted Sarbanes-Oxley Act. The committee is monitoring the rules and guidelines currently being issued by the SEC and the NYSE. Jack R Bershad, Chairman, Frank C. Videon, Sr. and Joseph T. Tarquini, Jr. are the current members of the Nominating and Governance Committee. The Nominating and Governance Committee will consider nominees recommended by Bancorp shareholders. Any recommendations should be submitted in writing to the Secretary at Bancorp's corporate offices. During 2002, there were four meetings of the Nominating and Governance Committee.

         Attendance

         In 2002, each of Bancorp's directors and nominees for director attended more than 75% of the total number of meetings of the board of directors and all committees of which they were members of Bancorp and its subsidiary banks, as the case may be.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with Bancorp's independent auditors, Ernst & Young LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and a confirming letter from Ernst & Young LLP regarding its independence and has discussed with Ernst & Young LLP its independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors to Bancorp is compatible with maintaining the auditors' independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

         This Audit Committee Report and information regarding the Audit Committee contained in the paragraph preceding the Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that Bancorp specifically requests that the Report or information be specifically incorporated by reference. The Audit Committee's considerations and discussions referred to above do not assure that the audit of Bancorp's financial statements for the year ended December 31, 2002 has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Bancorp's auditors are in fact "independent."

         In July 2002, Congress passed the Sarbanes-Oxley Act, a wide-ranging law that requires, among other things, the adoption of enhanced corporate governance procedures by publicly held companies. As a result of the Act, the particular duties and responsibilities of the Audit Committee have considerably expanded. The committee has reviewed all provisions of the Act that pertain to it and to the accounting and auditing function of Bancorp generally, and is actively monitoring the implementing regulations and interpretative guidelines that are being issued under the Act by the SEC and the NYSE. When this regulatory implementation process has been completed, the committee will recommend to the full board of directors appropriate changes to the committee's charter, clarifying both new and pre-existing duties.



                                 AUDIT COMMITTEE

                                Daniel J. Ragone
                              Frank C. Videon, Sr.
                             Joseph T. Tarquini, Jr.



                                 SENIOR OFFICERS

         The senior officers of Bancorp, as of April 1, 2003, are set forth below.

                                                                  Positions with Bancorp and/or its Subsidiaries
                      Name                           Age                       Principal Occupation
----------------------------------------------------------------------------------------------------------------------
Vernon W. Hill, II..........................         57      Chairman and President of Bancorp since 1982; Chairman
                                                             and/or President of Commerce NJ since 1973; Chairman of
                                                             Commerce PA from June 1984 to June 1986 and from
                                                             January 1987 to present; Chairman of Commerce Shore
                                                             since 1989, Commerce North since 1997, and Commerce
                                                             Delaware since 1999.
Peter M. Musumeci, Jr.......................         52      Executive Vice President and Senior Credit Officer of
                                                             Bancorp and Commerce NJ since 1986; Treasurer and
                                                             Assistant Secretary of Bancorp since 1984; Director of
                                                             Commerce Shore since 1989.
Robert D. Falese, Jr........................         56      Executive Vice President and Senior Loan Officer of
                                                             Bancorp and Commerce NJ since 1992.
Dennis M. DiFlorio..........................         49      Executive Vice President of Bancorp and Commerce NJ
                                                             since January 1996; Director of Commerce North since
                                                             1997.
C. Edward Jordan, Jr........................         59      Executive Vice President of Bancorp and Commerce NJ
                                                             since 1982.
Douglas J. Pauls............................         44      Chief Financial Officer of Bancorp since March 2002;
                                                             Senior Vice President of Bancorp since January 1999.
                                                             Prior thereto Mr. Pauls was the Chief Accounting
                                                             Officer of Bancorp from October 1995 to March 2002.





                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table is a summary of certain information  concerning the compensation  during the last three fiscal  years  awarded or paid to, or earned
by,   Bancorp's  chief  executive   officer  and  each  of  Bancorp  and/or  its
subsidiaries' other four most highly compensated executive officers during 2002.

                                                      Annual Compensation                        Long Term Compensation
                                 ------------------------------------------------------------- -------------------------------
                                                                                                   Securities
                                                                                                  Underlying       All Other
                                                                                Other Annual      Stock Option    Compensation
           Name/Title                 Year          Salary           Bonus      Compensation(1)     Grants (2)          (3)
--------------------------------    -------       -----------     ----------   ------------------  -------------   ------------
Vernon W. Hill, II............       2002         $1,500,000       $750,000         $154,339         150,000        $16,249
    Chairman and President           2001          1,250,000        500,000          123,614         200,000         33,116
    of Bancorp and Commerce          2000            800,000        250,000           93,020                         30,072
    NJ; Chairman of Commerce PA,
    Commerce Shore, Commerce
    North, and Commerce
    Delaware


Peter M. Musumeci.............       2002           $400,000       $100,000                           40,000        $11,206
    Executive Vice President and     2001            360,000        100,000                           50,000         22,167
    Senior Credit Officer of         2000            330,000         75,000                                          19,001
    Bancorp and Commerce NJ;
    Treasurer and Assistant
    Secretary of Bancorp


Robert D. Falese, Jr..........       2002           $550,000        150,000                           75,000        $21,527
    Executive Vice President and     2001            500,000        150,000                          100,000         17,901
    Senior Loan Officer of           2000            375,000        100,000                                          14,414
    Bancorp and Commerce NJ


Dennis M. DiFlorio............       2002           $550,000       $150,000                           75,000         $9,843
    Executive Vice President of      2001            500,000        150,000                          100,000          8,174
    Bancorp and Commerce NJ          2000            375,000        100,000                                           4,783


George E. Norcross, III              2002           $750,000       $300,000          $76,127         100,000        $14,130
    Chairman and Chief Executive     2001            600,000        200,000                          100,000          7,004
    Officer of Commerce              2000            500,000        150,000                                           3,349
    Insurance Services, Inc.
-----------------------------------

(1) The total in this column reflects personal use of a company car (for 2002, Mr. Hill, $3,020; Mr. Norcross $4,800; for 2001, Mr. Hill, $4,518; and for 2000, Mr. Hill, $4,518), expense allowances (for 2002, Mr. Hill, $147,917; Mr. Norcross, $69,167; for 2001, Mr. Hill, $117,086; and for 2000, Mr.
     Hill, $86,632) and country club dues (for 2002, Mr. Hill, $3,402; Mr. Norcross $2,160; for 2001, Mr. Hill, $2,010; and for 2000, Mr. Hill,
     $1,870). The value of such other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any individual in any year except for Mr. Hill and Mr. Norcross in 2002.

(2) The stock option grants reflected in this column have been adjusted for the 2 for 1 stock split declared on November 21, 2001. The original grant was adjusted based on the unexercised option shares outstanding on the date of the stock split.

(3) The totals in this column reflect (i) premiums on life insurance (for 2002, Mr. Hill, $3,096; Mr. Musumeci, $1,383; and Mr. Norcross, $9,130; for 2001, Mr. Hill, $21,446; Mr. Musumeci, $12,540; and Mr. Norcross, $3,130; and for 2000, Mr. Hill, $22,129; Mr. Musumeci, $12,851; and Mr. Norcross, $3,130);
     (ii) long-term disability policies (for 2002, Mr. Hill, $8,153; Mr. Musumeci, $6,208; Mr. Falese, $16,527; and Mr. DiFlorio, $4,843; and; for 2001, Mr. Hill, $7,796; Mr. Musumeci, $5,800; Mr. Falese, $14,027; and Mr.
     DiFlorio, $4,300; and for 2000, Mr. Hill, $7,724; Mr. Musumeci, $5,931; Mr. Falese, $14,195; and Mr. DiFlorio, $4,564); (iii) contributions to Bancorp's ESOP (in 2001, $165 each for all five individuals; and in 2000, $219 each for all five individuals); and (iv) contributions to Bancorp's 401(k) (for 2002, Mr. Hill, $5,000; Mr. Musumeci, $3,615; Mr. Falese,
     $5,000; Mr. DiFlorio, $5,000; and Mr. Norcross, $5,000; and for 2001, Mr. Hill, $3,709; Mr. Musumeci, $3,662; Mr. Falese, $3,709; Mr. DiFlorio, $3,709; and Mr. Norcross, $3,709).

Employment Agreements

         Mr. Hill's employment agreement provides that he will be employed by Bancorp and Commerce NJ as Chairman of the Board, President and Chief Executive Officer for a term of five years effective January 1, 1992, provided that on each January 1 thereafter Mr. Hill's employment agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Mr. Hill gives the other at least 90 days prior written notice of their desire to terminate Mr. Hill's employment agreement, in which event the term will have four years remaining.

         Under the terms of Mr. Hill's employment agreement, Mr. Hill's "base salary" shall not be less than $2,000,000. Mr. Hill's employment agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage.

         Mr. Hill's employment agreement requires Bancorp to compensate Mr. Hill for the balance of the term of his employment agreement at a rate equal to seventy percent of his annual base salary if he becomes permanently disabled (as defined in Mr. Hill's employment agreement) during the term and to pay Mr. Hill's designated beneficiary a lump sum death benefit if he dies during the term in an amount equal to three times his average annual base salary in effect during the 24 months immediately preceding his death.

         Mr. Hill's employment agreement allows Mr. Hill to terminate his employment with Bancorp upon a change in control of Bancorp (as defined in Mr. Hill's employment agreement) and if within three years of such change in control, without Mr. Hill's consent, among other things, the nature and scope of his authority with Bancorp or a surviving or acquiring person are materially reduced to a level below that which he enjoyed on January 1, 1992. If Mr. Hill terminates his employment because of a change in control, he will be entitled to a lump sum severance payment equal to four times his average annual base salary in effect during the 24 month period immediately preceding such termination
(provided that such payment does not constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and in the event such payment would constitute a "parachute payment," such lump sum severance payment shall be reduced so as to not constitute a "parachute payment"), and the continuation of certain benefits including medical, hospitalization and life insurance. Mr. Hill's employment agreement contains a non-competition covenant for Mr. Hill should his employment with Bancorp be terminated under certain circumstances.

         The employment agreements for Messrs. Musumeci, Falese, DiFlorio and Norcross are substantially similar to that of Mr. Hill's except that: Mr. Musumeci will serve as Executive Vice President and Senior Credit Officer of Bancorp and Commerce NJ, Mr. Falese will serve as Executive Vice President and Senior Loan Officer of Bancorp and Commerce NJ, Mr. DiFlorio will serve as Executive Vice President of Bancorp and Commerce NJ, and Mr. Norcross will serve as Chief Executive Officer of Commerce Insurance Services, Inc. The term of each employment agreement is three years and the lump sum death benefit is in each case equal to two times the respective average annual base salary in effect during the 24 month period preceding death. Mr. Musumeci's "base salary" under his employment agreement is $450,000, Mr. Falese's "base salary" under his employment agreement is $650,000, Mr. DiFlorio's "base salary" under his employment agreement is $650,000, Mr. Norcross' "base salary" under his employment agreement is $850,000.

Employee Stock Option Plans

         Effective April 1984, Bancorp adopted the Commerce Bancorp, Inc. Incentive Stock Option Plan (the "1984 Plan") which provided for the purchase of a total of not more than 3,901,811 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) by officers and key employees of Bancorp or its subsidiary corporations. Options granted under the 1984 Plan were intended to constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the

"Code"). No further options may be granted under the 1984 Plan. As of April 1, 2003, options to purchase 225,292 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) were outstanding under the 1984 Plan.

         Effective May 1994, Bancorp adopted the Commerce Bancorp, Inc. 1994 Employee Stock Option Plan (the "1994 Plan") which provided for the purchase of a total of not more than 3,348,579 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 1994 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1994 Plan. As of April 1, 2003, options to purchase 1,284,471 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) were outstanding under the 1994 Plan.

         Effective May 1997, Bancorp adopted the Commerce Bancorp, Inc. 1997 Employee Stock Option Plan (the "1997 Plan") which provides for the purchase of a total of not more than 17,235,156 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 1997 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the 1997 Plan. As of April 1, 2003, options to purchase 14,197,174, shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) had been granted under the 1997 Plan and 3,037,442 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) were available for issuance under the 1997 Plan. Options may continue to be granted under the 1997 Plan through December 31, 2006.

         The 1984 Plan, 1994 Plan and 1997 Plan are collectively referred to as the "Employee Plans."

         The purpose of the Employee Plans is to provide additional incentive to employees of Bancorp and its subsidiary corporations by encouraging them to invest in Bancorp's common stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress.

         The Employee Plans are administered by the Compensation Committee which is appointed by the board of directors and consists only of directors who are not eligible to receive options under the Employee Plans. The Compensation Committee determines, among other things, which officers and key employees receive an option or options under the Employee Plans, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. Under the 1997 Plan, no individual may be granted a number of options that is more than 50% of the total number of shares of Bancorp common stock authorized for issuance under the 1997 Plan. In addition, incentive stock options first exercisable by an employee in any one year under the 1997 Plan (and all other Employee Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). The Compensation Committee may, in its discretion, modify or amend any of the option terms herein described, provided that if an incentive stock option is granted, the option as modified or amended continues to be an incentive stock option.

         In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the board of directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the board of directors. Reacquired shares of Bancorp's common stock, as well as unissued shares, may be used for the purpose of the 1997 Plan. Common stock of Bancorp subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the 1997 Plan. The option price for options issued under the 1997 Plan must be at least equal to 100% of the fair market value of the Bancorp common stock as of the date the option is granted.

         Options granted prior to January 1, 2003 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable pursuant to a schedule based on years of service or option holding period. Options granted after January 1, 2003 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable ratably over four years. Under the 1994 Plan and 1997 Plan, but not the 1984 Plan, in the event of a "change in control" of Bancorp, as defined in the 1994 Plan and 1997 Plan, each optionee may exercise the total number of shares then subject to the option. The Compensation Committee has the authority to provide for a different rate of option exercisability for any optionee.

         Options granted under the 1984 Plan and 1994 Plan are not transferable other than by will or by the laws of descent and distribution. Except as otherwise authorized by the Compensation Committee with respect to non-qualified stock options only, options granted pursuant to the 1997 Plan are not transferable, except by will or the laws of descent and distribution in the event of death.

         Options granted under the 1984 Plan had a term of ten years subject to earlier termination in the event of termination of employment, death, or disability. The 1984 Plan provided that during the lifetime of an optionee, the option is exercisable only by the optionee and only while employed by Bancorp or a subsidiary or within (i) three months after the optionee's retirement, or (ii) three months after the optionee otherwise ceases to be so employed, to the extent the option was exercisable on the last day of employment. For these purposes, retirement means termination of employment by an optionee who has attained age 65. If an optionee retires due to disability, the optionee's options may be exercised within twelve months of the optionee's retirement date. If an optionee dies within a period during which the optionee's option could have been exercised by the optionee, the option may be exercised within one year of the optionee's death (unless the option earlier terminates) by those entitled to do so under the optionee's will or the laws of descent and distribution, but only to the extent the option was exercisable by the optionee immediately prior to the optionee's death.

         Under the 1994 Plan and 1997 Plan, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability, except that under the 1997 Plan, if specifically permitted by the Compensation Committee or the board of directors, non-qualified stock options are transferable.

         During 2002, Bancorp granted stock options to purchase an aggregate of 1,963,320 shares of Bancorp's common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) at an exercise price of $40.40 per share (as adjusted for all stock splits and stock dividends through April 1, 2003) under the 1997 Plan. During 2002, a total of 1,014,391 options were exercised under the Employee Plans.




Stock Option Tables

         The following table sets forth certain information regarding options granted during 2002 to each of the executive officers named in the Summary
Compensation Table.

                                           Individual Option Grants in Fiscal 2002                    Grant Date Value
                                 --------------------------------------------------------------  -----------------------------
                                 Number of      % of Total                                                                  s
                                Securities       Options                                         Black-Scholes
                                Underlying      Granted to                                        Grant Date
                                  Options      Employees in     Exercise                             Present      Black-Schole
            Name                  Granted      Fiscal Year       Price       Expiration Date         Value(1)        Value(1)
----------------------------      -------      -----------   --------------  -----------------    -------------   ------------
Vernon W. Hill, II..........       150,000        7.6%          $ 40.12      February 4, 2012       $1,555,500       $10.37
Peter M. Musumeci, Jr.......        40,000        2.0%            40.12      February 4, 2012          414,800        10.37
Robert D. Falese, Jr........        75,000        3.8%            40.12      February 4, 2012                         10.37
                                                                                                       777,750
Dennis M. DiFlorio..........        75,000        3.8%            40.12      February 4, 2012                         10.37
                                                                                                       777,750
George E. Norcross, III.....       100,000        5.1%            40.12      February 4, 2012        1,037,000        10.37
----------------------------

(1) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Bancorp's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about future movement of the stock price. The assumptions used in the model were expected volatility of .304, risk-free rate of return of 4.41%, dividend yield of 2.50%, and weighted average expected life of 4.75 years. The real value of the options in this table depends upon the actual performance of Bancorp's common stock during the applicable period.

         The following table sets forth certain information regarding individual exercises of stock options during 2002 by each of the executive officers named in the Summary Compensation Table.

                                                AGGREGATED STOCK OPTION EXERCISES IN 2002 AND
                                                        YEAR-END STOCK OPTION VALUES

                              Shares                     Number of Securities Underlying     Value of Unexercised In-the-
                           Acquired on       Value        Unexercised Stock Options at      Money Stock Options at Year-end
          Name               Exercise       Realized            Year-End 2002(1)                        2002(2)
-------------------------  ------------   -------------  --------------------------------   -------------------------------
                                                         Exercisable      Unexercisable     Exercisable      Unexercisable
                                                         -----------      -------------     -----------      -------------
Vernon W. Hill, II                     0            $0       2,021,454          0             $51,134,904         $0
Peter M. Musumeci, Jr.            20,778       710,295         238,266          0               4,348,330          0
Robert D. Falese, Jr.             34,780     1,227,784         502,248          0              10,373,119          0
Dennis M. DiFlorio                     0             0         644,056          0              15,665,491          0
George E. Norcross, III                0             0         516,808          0               9,179,358          0
----------------------------

(1) Includes stock options held as of December 31, 2002 and which were exercisable on or within 60 days of December 31, 2002.

(2) Represents the difference between $43.19, the closing price of Bancorp common stock on December 31, 2002, as reported on the NYSE, and the exercise price of in-the-money options, multiplied by the number of exercisable or unexercisable options held, as applicable.

Employee Stock Ownership Plan

         Effective January 1, 2002, the Commerce Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") was merged into the Commerce Bancorp, Inc. 401(k) Retirement Plan ("401(k) Plan").

         As of December 31, 2002, the ESOP Trust held of record 1,630,000 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003). In connection with the merger, shares of Bancorp common stock were allocated to each of the individual participant accounts in the 401(k) Plan.

         For the Plan Year ended December 31, 2002, Bancorp made no contribution to the ESOP.

Supplemental Executive Retirement Plan

         Effective January 1, 1992, Bancorp established a Supplemental Executive Retirement Plan ("SERP") for certain designated executives in order to provide supplemental retirement income equal to a percent of average annual compensation at the time of retirement. Average annual compensation is defined as the average of the actual annual compensation paid to the executive by Bancorp and/or its subsidiaries during the period of three consecutive years which produces the highest such average during the ten year period ending with termination of employment. The SERP is unfunded, is not a "qualified plan" under the Code and benefits are paid directly by Bancorp. Messrs. Hill, Musumeci, Falese, DiFlorio and Norcross have been designated to participate in the SERP.

Certain Transactions

         Certain directors and executive officers of Bancorp and its subsidiaries and certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other banking transactions with Bancorp's subsidiary banks. All such loans and other banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

         Currently, the board of directors of Bancorp approves all related party transactions in which an officer or director of Bancorp or any of its subsidiaries has an interest. In the case of a transaction involving a director of Bancorp, such director does not vote on the transaction. Going forward, Bancorp will comply with any and all approval requirements adopted by the NYSE related to transactions between Bancorp and its officers, directors and other affiliates.

         Mr. Kerr was the Chairman of Markeim-Chalmers, Inc., Appraisal Firm which in 2002 received approximately $289,000 in fees for real estate related services, primarily real estate appraisals. In August 2002, Mr. Kerr severed his relationship with this appraisal firm.

         Messrs. Beck and DiFrancesco are members and Mr. Bershad was a member of law firms which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year.

         Management believes that the real estate related fees and legal fees paid for the foregoing services is comparable to those which they would have paid to non-affiliated parties for similar services.

         Bancorp leases the land on which it has constructed seventeen branch offices from limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner, or from the Hill Family Trust under separate operating lease agreements (with purchase options). The aggregate annual rental under these leases for 2002 was approximately $1.1 million. These leases expire periodically beginning 2004 but are renewable through 2040. In August 2002, Mr. Hill agreed not to participate in any future real estate transactions involving Bancorp and its subsidiaries.

         During the first quarter of 2002, Bancorp purchased all of the limited partnership interests of a limited partnership comprised of certain of the directors of Bancorp including Messrs. Bershad, Hill and Lewis and a corporation owned by Mr. Hill. Prior thereto, Bancorp leased land to the limited partnership and, in accordance with the provision of a land lease, the limited partnership constructed and owned an office building located on the land that was leased to Commerce PA as a branch facility.

         Management believes that the rental paid or received for each of the foregoing leases and the price paid for the limited partnership interests is and was comparable to the rental which they would have to pay to or would have received from, as the case may be, and that the option prices and the price paid for the limited partnership interests are and were comparable to or more favorable than those that could have been obtained or received from, non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

         During 2002, Bancorp subsidiaries obtained architectural design and facilities management services from a business corporation of which Shirley Hill, wife of Mr. Hill, is a principal shareholder and the president. Bancorp spent approximately $4.6 million in 2002 for such services and related costs. Additionally, during 2002 this business received additional revenues for project management of approximately $3.5 million on furniture and facility purchases made directly by Bancorp's subsidiary banks. These expenditures related primarily to the furnishing and related design services of the opening and/or refurbishing of certain offices during the period. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for similar furniture and services. Bancorp has utilized the design and facilities services of Mrs. Hill's company for over 25 years. In the fall of 2002, the Board approved the transfer, without cost, into Bancorp of the project management services which Mrs. Hill's company previously provided to Bancorp. Mrs. Hill's company will continue to provide architectural and design services on a fee basis, subject to the Audit and Oversight Committees' prior review and approval.

         During 2002, Bancorp and its subsidiaries utilized the facilities of Galloway National Golf Club in the amount of approximately $451,000. Mr. Hill is a principal equity holder of Galloway National Golf Club. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for utilization of their facilities.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the board of directors of Bancorp is composed of outside non-employee directors. Bancorp's compensation package for its executive officers consists of base salary, annual performance bonus, annual stock option grants and various broad based employee benefits. Management recommendations of base salary levels, annual performance bonuses and stock option grants are reviewed by the Compensation Committee and submitted to the full board of directors for approval.

         The objective of Bancorp's executive compensation is to enhance Bancorp's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long term interests of the shareholders of Bancorp.

         Bancorp has employment agreements with Messrs. Hill, Musumeci, Falese, DiFlorio and Norcross which were effective January 1, 1992 for Messrs. Hill, and Musumeci, January 1, 1998 for Messrs. Falese and DiFlorio, and October 1, 1996 for Mr. Norcross. See "EXECUTIVE COMPENSATION -- Employment Agreements."

         Base salary levels for Bancorp's executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, the Compensation Committee also takes into account individual experience and performance.

         Bancorp's annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize Bancorp's profitability. Financial performance is compared against budgets as well as peer businesses.

         Stock options are intended to encourage officers and other key employees to remain employed by Bancorp by providing them with a long term interest in Bancorp's overall performance as reflected by the performance of Bancorp's common stock. In granting stock options, the Compensation Committee takes into account prior stock option grants and considers the executive's level of compensation and past contributions to Bancorp.

         Vernon W. Hill, II was Bancorp's Chairman and President (chief executive officer) for 2002. Mr. Hill's base salary is set competitively relative to other chief executive officers in financial service companies in Bancorp's market area. In determining Mr. Hill's base salary as well as annual performance bonus, the Compensation Committee reviewed independent compensation data and Bancorp's performance as compared against budgets and peer businesses. As with Bancorp's other executive officers, Mr. Hill's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

                             COMPENSATION COMMITTEE

                                 Morton N. Kerr
                                Daniel J. Ragone
                                 Jack R Bershad


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee members are Morton N. Kerr, Daniel J. Ragone and Jack R Bershad. No person who served as a member of the Compensation Committee during 2002 was a current or former officer or employee of Bancorp or, except as disclosed below, engaged in certain transactions with Bancorp required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee "interlocks" during 2002, which generally means that no executive officer of Bancorp served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Bancorp.

         Mr. Kerr was the Chairman of Markeim-Chalmers, Inc., Appraisal Firm which in 2002 received approximately $289,000 in fees for real estate related services, primarily real estate appraisals. In August 2002, Mr. Kerr severed his relationship with this appraisal firm.

         Mr. Bershad was a member of a law firm which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year. See "EXECUTIVE COMPENSATION -- Certain Transactions."

                              FINANCIAL PERFORMANCE

         The graph below shows a comparison of the cumulative return experienced by Bancorp's shareholders over the years 1998 through 2002, the S&P Mid-Cap Bank Index and the S&P 500 Index assuming an investment of $100 in each at December 31, 1997 and the reinvestment of dividends.


                 Comparison of Five Year Cumulative Total Return
             Commerce Bancorp, S&P Mid-Cap Bank Index, S&P 500 Index

                         Year-end 1997 to Year-end 2002
      The beginning and end data points used for the performance graph are listed below.



                    [GRAPH OMITTED - DATA POINTS AS FOLLOWS]


                                      S&P Mid-Cap
   December 31,         CBH            Bank Index              S&P 500
   ------------      --------       --------------          -----------

       1997            100.0             100.0                  100.0
       1998            138.2             103.4                  128.6
       1999            114.0              86.4                  155.6
       2000            206.8             104.5                  141.5
       2001            241.7             112.6                  124.7
       2002            268.9             119.3                   97.1


         Previously, Bancorp used the S&P Small Regional Bank Index for comparison purposes. However, the S&P Small Regional Bank Index is no longer available. As a result, Bancorp replaced the S&P Small Regional Bank Index with the S&P Mid-Cap Bank Index.

                     APPROVAL OF THE AMENDMENTS TO THE 1998
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         At the Annual Meeting you are being asked to approve amendments to the 1998 Plan that will (i) increase the number of shares issuable under the 1998 Plan by 500,000 shares to an aggregate of 1,602,500 shares (as adjusted for all stock splits and stock dividends through April 1, 2003) and (ii) to extend the time period for which options may be granted under this plan by five years. The board of directors approved the amendments to the 1998 Plan on April 15, 2003 subject to shareholder approval at the Annual Meeting. The 1998 Plan is discussed in "ELECTION OF DIRECTORS -- 1989 and 1998 Stock Option Plans for Non-Employee Directors."

General

         In 1998, Bancorp adopted, and the shareholders approved, the 1998 Plan. Bancorp's board of directors believes that in order to enable Bancorp and its subsidiary corporations to continue to attract, retain and motivate members of their respective boards of directors who are not also employees and other persons who are not their employees, it is in the best interest of Bancorp and its shareholders to provide to members of the board of directors of Bancorp or its subsidiary corporations who are not also employees and other persons who are not employees of Bancorp or its subsidiary corporations, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of Bancorp's common stock. The board of directors has found that the granting of options under the 1998 Plan has proven to be a valuable tool in attracting, retaining, and compensating non-employee directors of the respective boards of Bancorp and its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations.

         Currently, 2,376 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) are available for issuance under the 1998 Plan. Options may be granted under the 1998 Plan though June 29, 2003. Bancorp's board of directors approved the increase in the number of shares issuable under the 1998 Plan to an aggregate of 1,602,500 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) and the extension of the time period for which options may be granted under the 1998 Plan to June 29, 2008, to provide additional time to make grants and sufficient shares to fund future awards.

         In 2002, options to purchase 124,500 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2003) were granted under the 1998 Plan. For information concerning grants of options pursuant to the 1998 Plan in 2002 to Bancorp's directors, see "ELECTION OF DIRECTORS -- 1989 and 1998 Stock Option Plans for Non-Employee Directors." Of the options granted in 2002, no options were granted pursuant to the amendments to the 1998 Plan described above. No determination has been made with respect to the grant of options in 2003 authorized by the amendments set forth herein.

         A summary of certain federal income tax consequences associated with the 1998 Plan is set forth in " -- Federal Income Tax Consequences of the 1998 Plan."

         Bancorp is seeking shareholder approval of the amendments to the 1998 Plan set forth herein to satisfy a NYSE requirement that requires companies whose shares are listed on the NYSE to obtain shareholder approval of amendments to such stock plans.

Required Vote

         The affirmative vote of the holders of a majority of the votes cast, provided that the total vote cast on the amendments to the 1998 Plan represents over 50% in interest of all securities entitled to vote on such amendments, is necessary to approve the amendments to the 1998 Plan. For purposes of determining the votes cast on the proposal to amend the 1998 Plan, under applicable NYSE rules, votes "FOR," "AGAINST" and "ABSTENTIONS" are included. Abstentions will have the legal effect of an "AGAINST" vote. Brokers non-votes will not be treated as votes cast.

         The board of directors recommends that you vote "FOR" approval of the amendments to the 1998 Plan.

         On April 1, 2003, the last sale price of Bancorp common stock was $39.70 per share as reported on the NYSE.

Federal Income Tax Consequences of the 1998 Plan

         THE FOLLOWING INFORMATION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1998 PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE REGULATIONS ADOPTED PURSUANT THERETO. THE PROVISIONS OF THE CODE DESCRIBED IN THIS SECTION INCLUDE CURRENT TAX LAW ONLY AND DO NOT REFLECT ANY PROPOSALS TO REVISE CURRENT TAX LAW.

         Options granted pursuant to the 1998 Plan will be non-qualified stock options. A non-qualified stock option is an option which does not satisfy the requirements of Section 422 of the Code. Generally, there will be no federal income tax consequences to either the optionee or Bancorp on the grant of non-qualified options pursuant to the 1998 Plan. On the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Bancorp will be entitled to a federal income tax deduction in an amount equal to such excess.

         Upon the sale of stock acquired by exercise of a non-qualified option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a non-qualified option will not recognize gain or loss with respect to the shares so delivered. The optionee will recognize ordinary income on the exercise of the non-qualified stock option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table details information regarding Bancorp's existing equity compensation plans as of December 31, 2002:


                                                (a)                          (b)                             (c)
                                                                                              Number of securities remaining
                                     Number of securities to     Weighted-average exercise    available for future issuance
                                     be issued upon exercise     price of outstanding         under equity compensation plans
                                     of outstanding options,     options, warrants and        (excluding securities reflected
                                     warrants and rights         rights                       in column (a)) (1)
                                     --------------------------  ---------------------------  -------------------------------
Equity compensation plans
    approved by security holders             11,048,553                    $23.71                         5,389,520
                                     --------------------------  ---------------------------  --------------------------------
Total                                        11,048,553                    $23.71                         5,389,520
                                     ==========================  ===========================  ================================
-------------------------------------

(1) Does not include the effect of the proposed increase of 500,000 shares under the 1998 Plan described herein.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the SEC reports about their beneficial ownership of common stock and other equity securities of Bancorp. All such persons are required by SEC regulation to furnish Bancorp with copies of all Section 16(a) reports they file.

         Based solely on review of the copies of such reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 2002. Bancorp believes all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely complied with.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Bancorp's independent auditors during the most recent year were Ernst & Young LLP, 2001 Market Street, Philadelphia, PA 19103. The Audit Committee has selected Ernst & Young LLP to be Bancorp's independent auditors for 2003. The selection of Bancorp's independent auditors is not being submitted to shareholders because there is no legal requirement to do so. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to have the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

Aggregate fees(1) for professional services rendered for Bancorp by Ernst & Young LLP as of or for the years ended December 31, 2002 and 2001 were:

                                                            2002          2001
                                                       -----------   -----------
     Audit Fees....................................     $817,000      $615,000
     Audit Related Fees............................       17,500       120,000
     Tax Fees......................................       61,500        90,000
     All Other Fees................................       45,000        50,000
     Total.........................................     $941,000      $875,000
                                                       ===========   ===========

The Audit fees for the years ended December 31, 2002 and 2001, respectively, were for professional services rendered for the audits of the consolidated financial statements of Bancorp, quarterly reviews, issuance of consents, and review of registration statements filed with the SEC.

Audit Related fees for the years ended December 31, 2002 and 2001, were for employee benefit plan audits, consultations concerning financial accounting and reporting standards, and non-statutory compliance reports.

Tax fees for the years ended December 31, 2002 and 2001, were for services performed in connection with corporate tax services other than those directly related to the audit of the income tax accrual.
____________________________

(1) The aggregate fees included in Audit are fees billed for the fiscal years for the audit of the registrant's annual financial statements and reviews of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

         The Audit Committee has considered and determined that the services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP's independence.

                              SHAREHOLDER PROPOSALS

         Pursuant to the proxy rules promulgated under the Exchange Act, Bancorp shareholders are notified that the deadline for providing Bancorp timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Bancorp's Annual Meeting to be held in 2004 (the "2004 Annual Meeting") will be March 4, 2004. As to all such matters which Bancorp does not have notice on or prior to March 4, 2004, discretionary authority shall be granted to the persons designated in Bancorp's proxy related to the 2004 Annual Meeting to vote on such proposal.

         A shareholder proposal for the 2004 Annual Meeting must be submitted to Bancorp at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034, Attention: C. Edward Jordan, Jr., by December 20, 2003 to receive consideration for inclusion in Bancorp's proxy materials relating to the 2004 Annual Meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                                  OTHER MATTERS

         Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the Annual Meeting. If any such matters are presented at the Annual Meeting, then the persons named in the enclosed proxy will vote in accordance with their best judgment.

         A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2002 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400.



                                        By Order of the Board of Directors


                                        ROBERT C. BECK
                                        Secretary

APPENDIX A



                                  FORM OF PROXY



PROXY

                             COMMERCE BANCORP, INC.

     This proxy is solicited on behalf of the Board of Directors of Commerce Bancorp, Inc.




         The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the "Company") which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on May 20, 2003, or any postponement or adjournment thereof. The undersigned hereby directs this proxy to be voted as indicated on the reverse side.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

       (Continued, and to be marked, dated and signed, on the other side)

    Address Change/Comments (Mark the corresponding box on the reverse side)

    -------------------------------------------------------------------------

                      FOLD AND DETACH HERE.                  Please Mark [ ]
                                                             Here for Address
                                                             Change or Comments
                                                             SEE REVERSE SIDE

UNLESS YOU SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AS DIRECTED AND "FOR" THE AMENDMENTS TO THE 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.


1. For the election of the following nominees to the Board of Directors for the ensuing year:

         01 Vernon W. Hill, II,   02 Robert C. Beck,  03 Jack R Bershad,
         04 Joseph E. Buckelew, 05 Donald T. DiFrancesco, 06 Morton N. Kerr, 07 Steven M. Lewis, 08 George E. Norcross, III, 09 Daniel J. Ragone, 10 William A. Schwartz, Jr., 11 Joseph T. Tarquini, Jr.,
         12 Frank C. Videon, Sr.

         FOR all nominees listed    [ ]                 WITHHOLD AUTHORITY   [ ]
         above (except as                               to vote for all nominees
         marked to the contrary)                        listed above


To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. For the approval of the amendments to the 1998 Stock Option Plan for Non-Employee Directors, as more fully described in the accompanying proxy statement.

           FOR    [ ]           AGAINST       [ ]            ABSTAIN      [ ]

3. In their discretion, upon other matters as may properly come before the meeting or any adjournments thereof.

         Each of such attorneys and proxies, or their substitutes at the meeting, or any adjournment or adjournments thereof, may exercise all of the powers hereby given. Any proxy to vote any of the shares, with respect to which the undersigned is or would be entitled to vote, heretofore given to any person or persons other than the persons named above, is revoked.

         IN WITNESS WHEREOF, the undersigned has signed and sealed this proxy and hereby acknowledges receipt of a copy of the notice of such meeting and proxy statement relating thereto and the 2002 Annual Report to Shareholders.

Shareholder(s)           Shareholder(s)            Printed Name of
Signature                Signature                 Shareholder(s)        Date

_____________________   _______________________   ___________________   ________

NOTE: Signature(s) should correspond with name appearing on stock certificate(s). When signing in a fiduciary or representative capacity, sign full title as such. When more than one owner, each should sign.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             COMMERCE BANCORP, INC.
                              Tuesday, May 20, 2003
                                    5:30 p.m.
                          COMMERCE UNIVERSITY BUILDING
                                17000 HORIZON WAY
                             MT. LAUREL, NEW JERSEY
                                 (856) 751-9000

APPENDIX B

                             COMMERCE BANCORP, INC.
                             1998 STOCK OPTION PLAN
                     FOR NON-EMPLOYEE DIRECTORS, AS AMENDED


1. Purpose of Plan:

         The purpose of the 1998 Stock Option Plan for Non-Employee Directors (the "Plan") contained herein is to enhance the ability of Commerce Bancorp, Inc. and its current and future subsidiaries (collectively the "Companies") to attract, retain and motivate members of their respective Boards of Directors and other persons who are not employees of the Companies and to provide additional incentive to members of their respective Boards of Directors other persons who are not their employees by encouraging them to invest in shares of Commerce Bancorp, Inc. (the "Company") common stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Companies' continued success and progress, to the mutual benefit of directors, employees and shareholders.

2. Aggregate Number of Shares:

         400,000* shares of the Company's common stock, par value $1.00 per share ("Common Stock"), shall be the aggregate number of shares which may be issued under this Plan. Notwithstanding the foregoing, in the event of any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board of Directors of the Company deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under this Plan shall be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors of the Company. Reacquired shares of the Company's Common Stock, as well as unissued shares, may be used for the purpose of this Plan. Common Stock of the Company subject to options which have terminated unexercised, either in whole or in part, shall be available for future options granted under this Plan.

* 1,602,500 shares (as adjusted for all stock splits and dividends through April 1, 2003) of the Company's Common Stock will be the aggregate number of shares which may be issued under this Plan if the proposed amendments to this Plan are adopted by the Company's shareholders at the 2003 Annual Meeting of Shareholders.

3. Participation:

         The Board of Directors of the Company, in their sole discretion, may grant options to purchase shares of the Company's Common Stock to (i) Directors who at the time of such grant are not an employee of the Company or any Company subsidiary corporation or (ii) other persons who are not employees of the Company or any Company subsidiary. The Board of Directors shall, in addition to its other authority and subject to the provisions of this Plan, determine the number of shares to be subject to each option granted pursuant to this Section 3, the time or times at which such options shall be granted and subject to
Section 5 hereof, the price at which each of the options is exercisable.

4. Administration of Plan:

         This Plan shall be administered by the Board of Directors of the Company. The Board of Directors of the Company shall adopt such rules for the conduct of its business and administration of this Plan as it considers desirable. A majority of the members of the Board of Directors of the Company shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Board of Directors of the Company on a particular matter shall constitute the act of the Board of Directors of the Company on such matter. The Board of Directors of the Company shall have the exclusive right to construe the Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the purpose of this Plan and the options issued pursuant to it, and such action shall be final, binding and conclusive upon all parties concerned. No member of the Board of Directors of the Company shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the Plan to the Board of Directors, or for the acts or omissions of any other members of the Board of Directors.

5. Non-Qualified Stock Options, Option Price and Term:

         (a) Options issued pursuant to this Plan shall be non-qualified stock options. A non-qualified stock option is an option which does not satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The option price for the non-qualified stock options issued under this Plan shall be equal to the fair market value, as determined in good faith by the Board of Directors of the Company, of the Company's Common Stock on the date of the grant of the option.

         (b) Options issued pursuant to this Plan shall be issued substantially in the form set forth in Appendix I hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. At the time of granting a non-qualified stock option hereunder, the Board of Directors may, in its discretion, amend or supplement any of the option terms contained in Appendix I for a particular optionee including, without limitation, the extent of the assignability and/or transferability of such option. Options shall expire ten years after the date they are granted, unless terminated earlier as provided herein.

6. Modification, Amendment, Suspension and Termination:

         Options shall not be granted pursuant to this Plan after the expiration of five** years from and after the date this Plan is approved by the shareholders of the Company. The Board of Directors of the Company reserves the right at any time, and from time to time, to modify or amend this Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors of the Company; provided, however, that such action shall not affect options granted under the Plan prior to the actual date on which such action occurred. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval.

**Ten years if the proposed amendments to this Plan are adopted by the Company's shareholders at the 2003 Annual Meeting of Shareholders.

7. Effectiveness of Plan:

         This Plan shall become effective on the date of its adoption by the Company's Board of Directors, subject however to approval by the holders of the Company's Common Stock. Options may be granted under this Plan prior to obtaining shareholder approval, provided such options shall not be exercisable until shareholder approval is obtained.

8. General Conditions:

         (a) Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any director the right to continue as a director of any of the Companies or interfere in any way with the rights of the Companies to terminate him as a director.

         (b) Corporate action constituting an offer of stock for sale to any director under the terms of the options to be granted hereunder shall be deemed complete as of the date when the actions of the shareholder(s) in electing or reelecting a non-employee director are completed or when the Board of Directors authorizes the grant of the option to such non-employee director, as the case may be, regardless of when the option is actually delivered to the non-employee director or acknowledged or agreed to by him.

         (c) The term "subsidiary corporation" as used throughout this Plan shall mean a corporation in which the Company owns, directly or indirectly, shares of stock representing fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of the granting of an option under this Plan.

         (d) The use of the masculine pronoun shall include the feminine gender whenever appropriate.

                                   APPENDIX I

                           NON-QUALIFIED STOCK OPTION

To:  __________________________________________________________________________
                                            Name

______________________________________________________________________________
                                            Address

Date: _________________________________________

         You are hereby granted an option, effective as of the date hereof, to purchase shares of common stock (par value $1.00 per share) ("Common Stock") of Commerce Bancorp, Inc. (the "Company") at a price of $ per share pursuant to the Company's 1998 Stock Option Plan for Non-Employee Directors (the "Plan").

         Your option may first be exercised on and after the earlier to occur of
(i) one year  from the date of its grant or (ii) a "change  in  control"  of the
Company, as hereinafter defined, but not before that time. On and after the earlier to occur of (i) one year from the date your option is granted or (ii) a "change in control" of the Company, and prior to ten years from the date of its grant, your option may be exercised in whole, or from time to time in part, for up to the total whole number of shares then subject to the option minus the number of shares previously purchased by exercise of the option (as appropriately adjusted for stock dividends, stock splits, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion and what the Board of Directors of the Company deems in its sole discretion to be similar circumstances). No fractional shares shall be issued or delivered. This option shall terminate and is not exercisable after the expiration of ten years from the date of its grant, except if terminated earlier as hereafter provided.

         A "change of control" shall be deemed to have occurred upon the happening of any of the following events:

         1. A change within a twelve-month period in a majority of the members of the Board of Directors of the Company;

         2. A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or

         3. Any other event deemed to constitute a "change in control" by the Board of Directors.

         You may exercise your option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in any of the following forms: (i) cash which may be evidenced by a check and includes cash received from a stock brokerage firm in a so-called "cashless exercise"; (ii) (unless prohibited by the Board of Directors) certificates representing Common Stock of the Company which will be valued by the Secretary of the Company at the last sale price of a share of the Company's Common Stock in trading as reported by the New York Stock Exchange on the last trading day immediately preceding the delivery of such certificates to the Company or as may be otherwise made available, accompanied by an assignment of the stock to the Company; or (iii) (unless prohibited by the Board of Directors) any combination of cash and Common Stock of the Company valued as provided in clause (ii). Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) if he deems such guarantees necessary or desirable and payment of all transfer taxes.

         Your option will, to the extent not previously exercised by you, terminate three months after the date on which you cease to be a director of the Company or a subsidiary corporation by death, disability, resignation or removal (whether for cause or otherwise), but in no event later than ten years from the date this option is granted, whether such termination be voluntary or not. After the date you cease to be a director, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on the date you ceased to be a director. If you are a director of a Company subsidiary corporation, your directorship shall be deemed to have terminated on the date such company ceases to be a Company subsidiary corporation, unless you are also a director of the Company or another Company subsidiary corporation, or on that date became a director of the Company or another Company subsidiary corporation. Your directorship shall not be deemed to have terminated if you cease being a director of the Company or a Company subsidiary corporation but are or concurrently therewith become a director of the Company or another Company subsidiary corporation.

         Unless specifically authorized by the Board of Directors, this option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. If you die while a director of the Company or a Company subsidiary corporation, your legatee(s), distributee(s), executor or administrator, as the case may be, may, at any time within three months after the date of your death (but in no event later than ten years from the date this option is granted), exercise the option as to any shares which you had a right to purchase and did not purchase during your lifetime. If your directorship with the Company or a Company subsidiary corporation is terminated by reason of your becoming disabled, you or your legal guardian or custodian may at any time within three months after the date of such termination (but in no event later than 10 years from the date this option is granted), exercise the option as to any shares which you had a right to purchase and did not purchase prior to such termination. Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this option.

         In the event of any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board of Directors of the Company deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price for such shares will be appropriately adjusted in a manner to be determined in the sole discretion of the Board of Directors of the Company.

         Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery may not be consummated without violating a federal, state, local or securities exchange rule, regulation or law.

         Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

         (1) Until this option and the optioned shares are approved and/or registered with such federal, state and local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable.

         (2) During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

         (3) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock), (i) all federal, state and local income tax withholding required to be withheld by the Company in connection with the option exercise and (ii) your portion of other federal, state and local payroll and other taxes due in connection with the option exercise.

         The following two paragraphs shall be applicable if, on the date of exercise of this option, the Common Stock to be purchased pursuant to such exercise has not been registered under the Securities Act of 1933, as amended, and under applicable state securities laws, and shall continue to be applicable for so long as such registration has not occurred:

         (a) The optionee hereby agrees, warrants and represents that he will acquire the Common Stock to be issued hereunder for his own account for investment  purposes  only,  and not with a view to, or in connection  with, any resale or other distribution of any of such shares, except as hereafter permitted. The optionee further agrees that he will not at any time make any offer, sale, transfer, pledge or other disposition of such Common Stock to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. The optionee shall execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or securities exchange rule, regulation or law.

         (b) The certificates for Common Stock to be issued to the optionee hereunder shall bear the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration."

The foregoing legend shall be removed upon registration of the legended shares under the Securities Act of 1933, as amended, and under any applicable state laws or upon receipt of any opinion of counsel acceptable to the Company that said registration is no longer required.

         The sole purpose of the agreements, warranties, representations and legend set forth in the two immediately preceding paragraphs is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

         It is the intention of the Company and you that this option shall not be an "Incentive Stock Option" as that term is used in Section 422 of the Code and the regulations thereunder.

         This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern. This option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, modification or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing and signed by the Chief Executive Officer of the Company. This option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New Jersey.

         Please sign the copy of this option and return it to the Company's Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

                                               COMMERCE BANCORP, INC.

                  (SEAL)              By:      ______________________________

         I hereby acknowledge receipt of a copy of the foregoing stock option and, having read it hereby signify my understanding of, and my agreement with, its terms and conditions.

____________________________________________         _______________________
(Signature)                                                 (Date)